[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.
[**]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT PREVIOUSLY GRANTED BY THE COMMISSION AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Exhibit 4.59
DATED 21 DECEMBER 2007
PRIDE OF HAWAII, INC.
(as borrower)
NCL CORPORATION LTD.
(as guarantor)
THE SEVERAL BANKS
(particulars of which are set out in Schedule 1)
(as lenders)
HSBC BANK PLC
(as agent)
COMMERZBANK AKTIENGESELLSCHAFT
(as Hermes agent)
HSBC BANK PLC
(as trustee)

FOURTH SUPPLEMENTAL DEED TO (AMONG OTHER THINGS)
SECURED LOAN AGREEMENT
dated 20 April 2004 for the equivalent amount in United States Dollars of up to €308,130,000 pre- and post delivery finance for
“PRIDE OF HAWAII”
a luxury cruise vessel with 1,188 passenger cabins
being hull no S.668 at the yard of Meyer Werft GmbH

[**]

CONTENTS

		Page
1	Definitions and Construction	2

2	Amendment of Original Loan Agreement, Original Guarantee and Other Security Documents	3

3	Conditions Precedent	4

4	Representations and Warranties	6

5	Fee and Expenses	7

6	Further Assurance	7

7	Counterparts	8

8	Notices	8

9	Governing Law	9

10	Jurisdiction	9

Schedule 1	The Agent, the Hermes Agent, the Trustee and the Lenders	12

Schedule 2	Amended and Restated Loan Agreement	13

Schedule 3	Amended and Restated Guarantee	14

FOURTH SUPPLEMENTAL DEED
DATED     21 December 2007
BETWEEN:
(1)	PRIDE OF HAWAII, INC. of 1209 Orange Street, Wilmington, Delaware 19801, United States of America as borrower (the “Borrower”);

(2)	NCL CORPORATION LTD. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as guarantor (the “Guarantor”);

(3)	THE SEVERAL BANKS particulars of which are set out in Schedule 1 as lenders (collectively the “Lenders” and each individually a “Lender”);

(4)	HSBC BANK PLC of 8 Canada Square, London E14 5HQ as agent (the “Agent”);

(5)	COMMERZBANK AKTIENGESELLSCHAFT of Kaiserplatz, 60311 Frankfurt am Main, Federal Republic of Germany as agent (the “Hermes Agent”); and

(6)	HSBC BANK PLC of 8 Canada Square, London E14 5HQ as trustee for itself and the Lenders (as hereinafter defined) (the “Trustee”).
WHEREAS:
(A)	By a loan agreement dated 20 April 2004 as amended by a first supplement thereto dated 25 October 2004, a second supplement thereto dated as of 30 September 2005 and a third supplement thereto dated 13 November 2006 entered into between the Borrower as borrower, the Lenders as lenders, the Agent as agent for (among others) the Lenders, the Hermes Agent as agent for (among others) the Lenders and the Trustee as trustee for (among others) the Lenders (the “Original Loan Agreement”), the Lenders granted to the Borrower a secured loan in the Equivalent Amount of up to three hundred and eight million one hundred and thirty thousand Euro (€308,130,000) (the “Loan”), subject to clause 2.5 of the Original Loan Agreement, for the purpose of enabling the Borrower to finance (among other things) the construction of the Vessel (as such term is defined in the Original Loan Agreement) on the terms and conditions therein contained. The repayment of the Loan by the Borrower has been secured by (among other things) a guarantee and indemnity dated 20 April 2004 granted by the Guarantor as amended by the said second supplement dated as of 30 September 2005 and the said third supplement dated 13 November 2006 (the “Original Guarantee”).

(B)	The Guarantor has requested the consent of the Lenders, the Agent, the Hermes Agent and the Trustee to the amendment of certain provisions of the Original Loan Agreement and the Original Guarantee (among other things) to enable NCL Investment Ltd. (“Investor I”) and NCL Investment II Ltd. (“Investor II” and together with Investor I the “Investors”), each a subsidiary of the private equity group Apollo Management, LP, to make a one billion Dollar (USD1,000,000,000) cash equity investment in the Guarantor.
As at the date of this fourth supplement to (among other things) the Original Loan Agreement (this “Deed”), the Guarantor is a wholly-owned subsidiary of Star Cruises Limited (“Star”). Upon completion of the transactions contemplated by the Subscription Agreement, the Guarantor will be held directly or indirectly in equal shares by Star and the Investors and the Investors, under the Shareholders’

Agreement, will have majority control of the board of directors of the Guarantor and voting control of shares in the Guarantor, with certain reserved matters subject to the consent of Star. Accordingly, the Guarantor will cease to be a subsidiary of Star and will become a jointly controlled entity of Star and the Investors upon completion. The Investors’ right to control the board of directors of the Guarantor and vote Star’s shares in the Guarantor on behalf of Star, and Star’s consent rights, in each case can only be maintained if the ratio of the equity owned by one party over that of the other party is not less than 0.6.
(C)	The consent of the Lenders, the Agent, the Hermes Agent and the Trustee is given in respect of the above matters on the terms of this Deed which shall be executed as a deed.
NOW THIS DEED WITNESSES as follows:
1	Definitions and Construction
1.1	In this Deed including the preamble and recitals hereto (unless the context otherwise requires) any term or expression defined in the preamble or the recitals shall have the meaning ascribed to it therein and terms and expressions not defined herein but whose meanings are defined in the Loan Agreement shall have the meanings set out therein. In addition, the following terms and expressions shall have the meanings set out below:
“Apollo Transaction Documents” means the documents referred to in Clause 3.1.1(c) and any documents entered into pursuant to or contemplated by the Apollo Transaction Documents;
“Guarantee” means the Original Guarantee as amended and restated by this Deed and as set out in Schedule 3;
“Loan Agreement” means the Original Loan Agreement as amended and restated by this Deed and as set out in Schedule 2;
“New Shares” means the new ordinary shares in the Guarantor to be issued to the Investors upon completion under the Subscription Agreement which will represent fifty per cent (50%) of the Guarantor’s enlarged share capital;
“Restatement Date” means the date on which the conditions precedent set out in Clause 3.1 are fulfilled to the satisfaction of the Agent;
“Shareholders’ Agreement” means the shareholders’ agreement dated 17 August 2007 made or to be made between Star, the Investors (directly in the case of Investor I and by way of joinder in the case of Investor II) and the Guarantor pursuant to which the affairs of the management of the Guarantor and the rights and obligations of Star and the Investors as shareholders will be regulated;
“Subscription Agreement” means the subscription agreement dated 17 August 2007 made or to be made between Star, the Investors (directly in the case of Investor I and by way of assignment in the case of Investor II) and the Guarantor pursuant to which the parties have agreed that the Investors shall subscribe for and the Guarantor shall allot and issue the New Shares to the Investors for the Subscription Price; and

“Subscription Price” means the aggregate subscription price of one billion Dollars (USD1,000,000,000) payable in cash by the Investors for the New Shares pursuant to the Subscription Agreement.
1.2	The provisions of Clauses 1.2, 1.3 and 17.11 of the Loan Agreement shall apply hereto (mutatis mutandis).
2	Amendment of Original Loan Agreement, Original Guarantee and Other Security Documents
2.1	Subject to Clause 3.1, the parties hereto agree that immediately upon and with effect from the Restatement Date the Original Loan Agreement and the Original Guarantee shall each be amended and restated to read in accordance with the amended and restated loan agreement, guarantee and loss payable clause as set out in Schedule 2 and Schedule 3 respectively and (as so amended and restated) will continue to be binding upon each of the parties thereto in accordance with their terms as so amended and restated.

2.2	Each of the Borrower and the Guarantor hereby confirms to the Lenders, the Agent, the Hermes Agent and the Trustee that with effect from the Restatement Date:
2.2.1	all references to the Original Loan Agreement in the Security Documents to which it is a party shall be construed as references to the Loan Agreement and all terms used in such Security Documents whose meanings are defined by reference to the Original Loan Agreement shall be defined by reference to the Loan Agreement;

2.2.2	the Security Documents to which it is a party shall apply to, and extend to secure, the whole of the Outstanding Indebtedness as defined in clause 1.1 of the Loan Agreement;

2.2.3	its obligations under the Security Documents to which it is a party shall not be discharged, impaired or otherwise affected by reason of the execution of this Deed or of any of the documents or transactions contemplated hereby; and

2.2.4	its obligations under the Security Documents to which it is a party shall remain in full force and effect as security for the obligations of the Borrower under the Loan Agreement and the other Security Documents as amended by this Deed.
2.3	With effect from the Restatement Date the Lenders, the Agent, the Hermes Agent and the Trustee acknowledge and agree that, to the extent a provision of a Security Document which has not been amended and restated by this Deed conflicts with a provision of the Loan Agreement and/or any other Security Document which has been amended and restated by this Deed, the provision of the Loan Agreement and/or the amended and restated Security Document shall prevail. Further, the Lenders, the Agent, the Hermes Agent and the Trustee will do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent may reasonably consider necessary for giving full effect to this Clause 2.3.

2.4	Except as expressly amended hereby or pursuant hereto the Original Loan Agreement, the Original Guarantee and the other Security Documents shall remain in full force and effect and nothing herein contained shall relieve the Borrower, the Guarantor or any other Obligor from any of its respective obligations under any such documents.
3	Conditions Precedent
3.1	The amendment and restatement of the Original Loan Agreement and the Original Guarantee provided for in Clause 2 is conditional upon and shall not be effective unless and until the Agent has received the following in form and substance satisfactory to it:
3.1.1	on the date of this Deed:
(a)	one (1) counterpart of this Deed duly executed by the Borrower and the Guarantor;

(b)	a written confirmation from the Process Agent that it will act for each of the Borrower and the Guarantor as agent for service of process in England in respect of this Deed;

(c)	a Certified Copy of each of the following:
(i)	the Subscription Agreement;

(ii)	the Shareholders’ Agreement; and

(iii)	the reimbursement and distribution agreement dated 17 August 2007 under which, among other things, Star has agreed to bear certain costs and expenses of the NCLA Business (as defined in schedule 9 to the Loan Agreement);
(d)	the following corporate documents in respect of each of the Borrower and the Guarantor (together the “Relevant Parties”):
(i)	Certified Copies of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by the respective Relevant Party of its obligations under this Deed or if no such consents are required a certificate from a duly appointed officer of the Relevant Party to this effect confirming that no such consents are required;

(ii)	notarially attested secretary’s certificate of each of the Relevant Parties:
(1)	attaching a copy of its Certificate of Incorporation and Memorandum of Association and Bye-Laws (or equivalent constitutional documents) evidencing power to enter into the transactions contemplated in this Deed;
(2)	giving the names of its present officers and directors;

(3)	setting out specimen signatures of such persons as are authorised by the Relevant Party to sign documents or otherwise undertake the performance of that Relevant Party’s obligations under this Deed;

(4)	giving the legal owner of its shares and the number of such shares held;

(5)	attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders or members of each of the Relevant Parties authorising (as applicable) the execution of this Deed and a second amendment to the Post Delivery Mortgage and the issue of any power of attorney to execute the same; and

(6)	containing a declaration of solvency as at the date of the certificate of the duly appointed officer of the Relevant Party;
or (if applicable) certifying that there has been no change to the statements made in his or her secretary’s certificate last provided to the Agent with respect to paragraphs (1), (2), (3), (4) and (6) of this Clause 3.1.1(d)(ii) and attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders or members of each of the Relevant Parties authorising (as applicable) the execution of this Deed and the said second amendment to the Post Delivery Mortgage and the issue of any power of attorney to execute the same; and
(e)	the original powers of attorney, if any, issued pursuant to the resolutions referred to above and notarially attested;
3.1.2	the said second amendment to the Post Delivery Mortgage duly executed and lodged for recordation at the United States Coast Guard National Vessel Documentation Center;

3.1.3	evidence of completion having taken place under the Subscription Agreement and in particular but without limitation of the issue of the New Shares to the Investors and of the payment of the Subscription Price by the Investors to the Guarantor;

3.1.4	evidence that each of the Lenders has received payment of the restructuring fee to which it is entitled as more particularly described in Clause 5.1; and

3.1.5	the issue of such favourable written legal opinions including in respect of the United States of America, Delaware and Bermuda in such form as the Agent may require relating to all aspects of the transactions contemplated hereby and by the Apollo Transaction Documents governed by any applicable law,
PROVIDED THAT no Event of Default has occurred and is continuing on the Restatement Date (subject to Clause 3.2).
3.2	If the Lenders, the Agent, the Hermes Agent and the Trustee, acting unanimously, decide (or the Agent in accordance with the Agency and Trust Deed decides) to permit the amendment and restatement of the Original Loan Agreement and the Original Guarantee hereby without the Agent having received all of the documents or evidence referred to in Clause 3.1, the Borrower will nevertheless deliver the remaining documents or evidence to the Agent within fourteen (14) days of the Restatement Date (or such other period as the Agent may stipulate) and the amendment and restatement of the Original Loan Agreement and the Original Guarantee as aforesaid shall not be construed as a waiver of the Agent’s right to receive the documents or evidence as aforesaid nor shall this provision impose on the Agent, the Hermes Agent, the Trustee or the Lenders any obligation to permit the amendment and restatement in the absence of such documents or evidence.
4	Representations and Warranties
4.1	Each of the Borrower and the Guarantor represents and warrants to the Lenders, the Agent, the Hermes Agent and the Trustee that:
4.1.1	it has the power to enter into and perform this Deed and the transactions contemplated hereby and has taken all necessary action to authorise the entry into and performance of this Deed and such transactions;

4.1.2	this Deed constitutes its legal, valid and binding obligations enforceable in accordance with its terms;

4.1.3	its entry into and performance of this Deed and the transactions and documents contemplated hereby do not and will not conflict with:
(a)	any law or regulation or any official or judicial order; or

(b)	its constitutional documents; or

(c)	any agreement or document to which it is a party or which is binding upon it or any of its assets, nor result in the creation or imposition of any Encumbrance on it or its assets pursuant to the provisions of any such agreement or document and in particular but without prejudice to the foregoing the entry into and performance of this Deed and the transactions contemplated hereby and thereby will not render invalid, void or voidable any security granted by it to the Trustee;
4.1.4	except for the recording of the said second amendment to the Post Delivery Mortgage with the United States Coast Guard National Vessel Documentation Center, all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and each of the other documents contemplated hereby and thereby and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect;

4.1.5	all information furnished by it to the Agent or its agents relating to the business and affairs of an Obligor in connection with this Deed and the other documents contemplated hereby and thereby was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading; and

4.1.6	it has fully disclosed in writing to the Agent all facts relating to its business which it knows or should reasonably know and which might reasonably be expected to influence the Lenders, the Agent, the Hermes Agent and/or the Trustee in deciding whether or not to enter into this Deed.
5	Fee and Expenses
5.1	The Borrower shall pay to each of the Lenders not later than five (5) Business Days from the date of this Deed a non-refundable restructuring fee of [*] provided that a Lender which is the provider of any other loan or other facility to the Borrower or any other member of the NCLC Group shall only be entitled to receive one (1) such fee of [*]. Notwithstanding any provision of this Deed, the Loan Agreement or the Agency and Trust Deed to the contrary, no Lender shall be required to share with the other Lenders, the Agent, the Hermes Agent and/or the Trustee any such restructuring fee received.

5.2	The Borrower and the Guarantor jointly and severally undertake to reimburse the Agent, the Lenders, the Hermes Agent and the Trustee on demand of the Agent on a full indemnity basis for the reasonable charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal and other advisers) incurred by the Agent, the Lenders, the Hermes Agent and/or the Trustee in respect of the negotiation, preparation, printing, execution, registration and enforcement of this Deed and any other documents required in connection with the implementation of this Deed.
6	Further Assurance
Each of the Borrower and the Guarantor will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent and the Hermes Agent as the Agent and the Hermes Agent may reasonably consider necessary for giving full effect to this Deed or any of the documents contemplated hereby or securing to the Lenders, the Agent, the Hermes Agent and/or the Trustee the full benefit of the rights, powers and remedies conferred upon the Lenders, the Agent, the Hermes Agent and/or the Trustee in any such document.
7	Counterparts
This Deed may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.
8	Notices
8.1	Any notice, demand or other communication (unless made by telefax) to be made or delivered to the Borrower or the Guarantor pursuant to this Deed shall (unless the Borrower or the Guarantor has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Borrower and/or the Guarantor c/o/at 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (marked for the attention of the Chief Financial Officer and the Legal Department) (but one (1) copy shall suffice) with a copy to the Investors c/o Apollo Management, LP, 9 West 57th Street, 43rd Floor, New York, NY 10019, United States of America (marked for the attention of Mr Steven Martinez). Any notice, demand or other communication to be made or delivered by the Borrower or the Guarantor pursuant to this Deed shall (unless the Agent, the Hermes Agent or the Trustee has by fifteen (15) days’ written notice to the Borrower and the Guarantor specified another address) be made or delivered to the Agent, the Hermes Agent or the Trustee at its Office, the details of which are set out in Schedule 1.

8.2	Any notice, demand or other communication to be made or delivered pursuant to this Deed may be sent by telefax to the relevant telephone numbers (which at the date hereof in respect of the Borrower and the Guarantor is +1 305 436 4140 (marked for the attention of the Chief Financial Officer) and +1 305 436 4117 (marked for the attention of the Legal Department) with a copy to the Investors c/o Apollo Management, LP, fax number +1 212 515 3288 (marked for the attention of Mr Steven Martinez) and in the case of the Agent, the Hermes Agent or the Trustee is as recorded in Schedule 1) specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been completed. Each such telefax communication, if made to the Agent, the Hermes Agent or the Trustee by the Borrower or the Guarantor, shall be signed by the person or persons authorised in writing by the Borrower or the Guarantor (as the case may be) and whose signature appears on the list of specimen signatures contained in the secretary’s certificate required to be delivered by Clause 3 and shall be expressed to be for the attention of the department or officer whose name has been notified for the time being for that purpose by the Agent, the Hermes Agent or the Trustee to the Borrower and the Guarantor.

8.3	The provisions of clauses 18.1, 18.4 and 18.5 of the Original Loan Agreement shall apply to this Deed.

9	Governing Law
This Deed shall be governed by English law.
10	Jurisdiction
10.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each party to this Deed agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.
This Clause 10.1 is for the benefit of the Lenders, the Agent, the Hermes Agent and the Trustee only. As a result, no such party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any such party may take concurrent proceedings in any number of jurisdictions.
10.2	Neither the Borrower nor the Guarantor may, without the Agent’s prior written consent, terminate the appointment of the Process Agent; if the Process Agent resigns or its appointment ceases to be effective, the Borrower and/or the Guarantor (as the case may be) shall within fourteen (14) days appoint a company which has premises in London and has been approved by the Agent to act as the Borrower’s and/or the Guarantor’s (as the case may be) process agent with unconditional authority to receive and acknowledge service on behalf of the Borrower and/or the Guarantor of all process or other documents connected with proceedings in the English courts which relate to this Deed.

10.3	For the purpose of securing its obligations under Clause 10.2, each of the Borrower and the Guarantor irrevocably agrees that, if it for any reason fails to appoint a process agent within the period specified in Clause 10.2, the Agent may appoint any person (including a company controlled by or associated with the Agent or any Lender) to act as the Borrower’s or the Guarantor’s (as the case may be) process agent in England with the unconditional authority described in Clause 10.2.

10.4	No neglect or default by a process agent appointed or designated under this Clause (including a failure by it to notify the Borrower or the Guarantor (as the case may be) of the service of any process or to forward any process to the Borrower or the Guarantor (as the case may be)) shall invalidate any proceedings or judgment.

10.5	Each of the Borrower and the Guarantor appoints in the case of the courts of England the Process Agent to receive, for and on its behalf service of process in England of any legal proceedings with respect to this Deed.

10.6	A judgment relating to this Deed which is given or would be enforced by an English court shall be conclusive and binding on the Borrower and/or the Guarantor (as the case may be) and may be enforced without review in any other jurisdiction.

10.7	Nothing in this Clause shall exclude or limit any right which the Agent, the Lenders, the Hermes Agent or the Trustee may have (whether under the laws of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

10.8	In this Clause “judgment” includes order, injunction, declaration and any other decision or relief made or granted by a court.
IN WITNESS whereof the parties hereto have caused this Deed to be duly executed as a deed on the day and year first before written.

SIGNED SEALED and DELIVERED as a DEED	)
by Paul Turner	)	/s/ P A Turner
for and on behalf of	)
PRIDE OF HAWAII, INC.	)
in the presence of: Shareen Akhtar	)
Trained Solicitor
One, St. Paul’s Churchyard
London, EC4M 8SH

SIGNED SEALED and DELIVERED as a DEED	)
By Paul Turner	)	/s/ P A Turner
for and on behalf of	)
NCL CORPORATION LTD.	)
in the presence of: Shareen Akhtar, as above	)

SIGNED SEALED and DELIVERED as a DEED	)
By Julie Clegg	)	/s/ J Clegg
for and on behalf of	)
COMMERZBANK AKTIENGESELLSCHAFT	)
Bremen Branch	)
as a Lender	)
in the presence of: Shareen Akhtar, as above	)

SIGNED SEALED and DELIVERED as a DEED	)
By Mike Monks	)	/s/ M Monks
for and on behalf of	)
HSBC BANK PLC	)
as a Lender, the Agent and the Trustee	)
in the presence of: Nigel Groom	)

SIGNED SEALED and DELIVERED as a DEED	)
By Julie Clegg	)	/s/ J Clegg
for and on behalf of	)
KfW	)
in the presence of: Shareen Akhtar, as above	)

SIGNED SEALED and DELIVERED as a DEED	)
By Julie Clegg	)	/s/ J Clegg
for and on behalf of	)
DnB NOR BANK ASA	)
in the presence of: Shareen Akhtar, as above	)

SIGNED SEALED and DELIVERED as a DEED	)
By Julie Clegg	)	/s/ J Clegg
for and on behalf of	)
NORDDEUTSCHE LANDESBANK	)
GIROZENTRALE	)
in the presence of: Shareen Akhtar, as above	)

SIGNED SEALED and DELIVERED as a DEED	)
By Julie Clegg	)	/s/ J Clegg
for and on behalf of	)
CALYON	)
in the presence of: Shareen Akhtar, as above	)

SIGNED SEALED and DELIVERED as a DEED	)
By Julie Clegg	)	/s/ J Clegg
for and on behalf of	)
COMMERZBANK AKTIENGESELLSCHAFT	)
as the Hermes Agent	)
in the presence of: Shareen Akhtar, as above	)

Schedule 1
The Agent, the Hermes Agent, the Trustee and the Lenders

Schedule 2
Amended and Restated Loan Agreement

Schedule 3
Amended and Restated Guarantee

DATED 20 APRIL 2004

(1)	NCL CORPORATION LTD.
(as guarantor)

(2)	HSBC BANK PLC
(as trustee)

GUARANTEE
IN RESPECT OF THE OBLIGATIONS OF
PRIDE OF HAWAII, INC.
AS AMENDED AND RESTATED ON
21 DECEMBER 2007

[**]

CONTENTS

		Page
1	Definitions and Construction	17

2	Guarantee and Indemnity	19

3	Survival of Guarantor's Liability	19

4	Continuing Guarantee	21

5	Exclusion of the Guarantor's Rights	21

6	Payments	22

7	Enforcement	23

8	Representations and Warranties	23

9	General Undertakings: Positive Covenants	26

10	General Undertakings: Negative Covenants	28

11	Financial Undertakings and Ownership and Control of the Guarantor	30

12	Issue of the Bonds	36

13	Discharge	36

14	Assignment and Transfer	36

15	Miscellaneous Provisions	37

16	Waiver of Immunity	37

17	Notices	37

18	Governing Law	38

19	Jurisdiction	38

Schedule 1	Quarterly Statement of Financial Covenants	40

Schedule 2	Letter of Instruction	42

DEED
DATED the 20 day of April 2004 (as amended and restated on 21 December 2007)
BY:
(1)	NCL CORPORATION LTD. being a company validly existing under the laws of Bermuda with its registered office at Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as guarantor (the “Guarantor”);
IN FAVOUR OF:
(2)	HSBC BANK PLC a company incorporated under the laws of England and Wales whose office is at 8 Canada Square, London E14 5HQ, England (the “Trustee”) as trustee for the Beneficiaries.
WHEREAS:
(A)	By a loan agreement dated 20 April 2004 (the “Loan Agreement”) made between (among others) (1) Pride of Hawai’i, Inc. as borrower (the “Borrower”) (2) the banks whose names and Offices appear in schedule 2 to the Loan Agreement (the “Lenders”) (3) HSBC Bank plc as agent for the Lenders (the “Agent”) (4) Commerzbank Aktiengesellschaft as agent (the “Hermes Agent”) and (5) the Trustee, the Lenders agreed to make available to the Borrower, upon the terms and subject to the conditions thereof, a secured term loan of the equivalent in Dollars, subject to clause 2.5 thereof, of up to three hundred and eight million one hundred and thirty thousand Euro (€308,130,000) (the “Loan”) on the terms and conditions contained therein.

(B)	By a deed of agency and trust dated 20 April 2004 made between (1) the Agent (2) the Hermes Agent (3) the Trustee and (4) the Lenders it has been agreed that the benefit of this Deed shall be held by the Trustee on trust for itself, the Agent, the Hermes Agent and the Lenders and its and their respective successors, assignees and transferees (together the “Beneficiaries”).

(C)	It is a condition precedent to the Trustee, the Lenders, the Agent and the Hermes Agent entering into the Loan Agreement and making the Loan available to the Borrower that the Guarantor enters into this Deed.
NOW THIS DEED WITNESSES:
1	Definitions and Construction
1.1	In this Deed the following terms and expressions shall have the meanings set out below; in addition, terms and expressions not defined herein but whose meanings are defined in the Loan Agreement shall have the meanings set out therein.

“Accounts” means the audited consolidated profit and loss account, cash flow statements and balance sheet (including all additional information and notes thereto) of the Guarantor and its consolidated Subsidiaries together with the relative directors’ and auditors’ reports;

“Bonds” means bonds in an aggregate amount of at least two hundred million Dollars (USD200,000,000) and with a life of ten (10) years but which may be redeemed by the Guarantor at an earlier date, to be issued by the Guarantor in one (1) or more tranches, in the first instance to qualified institutional buyers as unregistered privately placed bonds and thereafter as bonds registered with the Securities Exchange Commission of the United States of America;

“Event of Default” means any of the events specified in clause 11 of the Loan Agreement or specified as such in Clause 11; and

“Outstanding Indebtedness” means all sums of any kind payable actually or contingently to the Beneficiaries under or pursuant to the Loan Agreement or any Transaction Document (whether by way of repayment of principal, payment of interest or default interest, payment of any indemnity or counter-indemnity, reimbursement for fees, costs or expenses or otherwise howsoever).
1.2	In this Deed unless the context otherwise requires:
1.2.1	clause headings are inserted for convenience of reference only and shall be ignored in the construction of this Deed;

1.2.2	references to Clauses and to Schedules are to be construed as references to clauses of and schedules to this Deed unless otherwise stated and references to this Deed are to be construed as references to this Deed including its Schedules;

1.2.3	references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as from time to time amended, restated, supplemented or novated;

1.2.4	references to any Act or any statutory instrument shall be construed as references to that Act or that statutory instrument as from time to time re-enacted, amended or supplemented;

1.2.5	references to any party to this Deed or any other document shall include reference to such party’s successors and permitted assigns;

1.2.6	words importing the plural shall include the singular and vice versa;

1.2.7	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any state or any agency thereof; and

1.2.8	where any matter requires the approval or consent of the Trustee or the Agent such approval or consent shall not be deemed to have been given unless given in writing; where any matter is required to be acceptable to the Trustee or the Agent, the Trustee or the Agent (as the case may be) shall not be deemed to have accepted such matter unless its acceptance is communicated in writing; each of the Trustee and the Agent may give or withhold its consent, approval or acceptance at its unfettered discretion.

2	Guarantee and Indemnity
2.1	In consideration of the Lenders agreeing at the request of the Guarantor to make the Loan available to the Borrower in accordance with the terms of the Loan Agreement, the payment by the Trustee to the Guarantor of ten Dollars (USD10) and other good and valuable consideration (the receipt and adequacy of which the Guarantor hereby acknowledges) the Guarantor:
2.1.1	as primary obligor as and for its own debt and not merely as surety hereby undertakes to the Trustee to be responsible for and hereby guarantees to the Trustee:
(a)	the due and punctual payment by each of the Obligors to the Trustee or the Agent (on behalf of the Lenders) (as the case may be) (as and when due by acceleration, demand or otherwise howsoever) of the Outstanding Indebtedness and every part thereof; and

(b)	the due and punctual performance of all the obligations to be performed by each of the Obligors and the Builder under or pursuant to the Loan Agreement and the other Security Documents; and
2.1.2	unconditionally undertakes immediately on demand by the Trustee from time to time to pay and/or perform its obligations under Clause 2.1.1.
2.2	For the same consideration as referred to in Clause 2.1 the Guarantor (as a separate and independent obligation) unconditionally undertakes immediately on demand by the Trustee from time to time to indemnify the Trustee and the Agent and hold each of them harmless in respect of:
2.2.1	any loss incurred by the Trustee and/or the Agent as a result of the Loan Agreement and each other Security Document to which any of the Obligors or the Builder is a party or any provision thereof becoming invalid, void, voidable or unenforceable for any reason whatsoever after execution hereof; and

2.2.2	all loss or damage of any kind arising directly or indirectly from any failure on the part of any of the Obligors or the Builder to perform any obligation to be performed by any of the Obligors or the Builder under and pursuant to the Loan Agreement and each other Security Document to which any of the Obligors or the Builder is a party.
3	Survival of Guarantor’s Liability
3.1	The Guarantor’s liability to the Trustee under this Deed shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without the Guarantor’s knowledge or consent):
3.1.1	any time, forbearance or other indulgence given or agreed by the Trustee, the Agent, the Lenders and/or the Hermes Agent to or with any of the Obligors, the Builder or Hermes in respect of any of their obligations under the Loan Agreement and each other Security Document to which any of the Obligors, the Builder or Hermes is a party; or

3.1.2	any legal limitation, disability or incapacity relating to any of the Obligors, the Builder or Hermes; or

3.1.3	any invalidity, irregularity, unenforceability, imperfection or avoidance of or any defect in any security granted by, or the obligations of any of the Obligors, the Builder or Hermes under, the Loan Agreement and each other Security Document to which any of the Obligors, the Builder or Hermes is a party or any amendment to or variation thereof or of any other document or security comprised therein; or

3.1.4	any change in the name, constitution or otherwise of any of the Obligors, the Builder or Hermes or the merger of any of the Obligors, the Builder or Hermes with any other corporate entity; or

3.1.5	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of any of the Obligors, the Builder or Hermes or the appointment of a receiver or administrative receiver or administrator or trustee or similar officer of any of the assets of any of the Obligors, the Builder or Hermes or the occurrence of any circumstances whatsoever affecting any Obligor’s, the Builder’s or Hermes’ liability to discharge its obligations under the Loan Agreement and each other Security Document to which it is a party; or

3.1.6	any challenge, dispute or avoidance by any liquidator of any of the Obligors, the Builder or Hermes in respect of any claim by the Guarantor by right of subrogation in any such liquidation; or

3.1.7	any release of any other Obligor, the Builder or Hermes or any renewal, exchange or realisation of any security or obligation provided under or by virtue of any of the Security Documents or the provision to the Trustee, the Agent, any of the Lenders or the Hermes Agent at any time of any further security for the obligations of the Borrower under any of the Security Documents; or

3.1.8	the release of any co-guarantor and/or indemnitor who is now or may hereafter become under a joint and several liability with the Guarantor under this Deed or the release of any other guarantor, indemnitor or other third party obligor in respect of the obligations of any Obligor or the Builder under any of the Security Documents; or

3.1.9	any failure on the part of the Trustee, the Agent, any of the Lenders or the Hermes Agent (whether intentional or not) to take or perfect any security agreed to be taken under or in relation to any of the Security Documents or to enforce any of the Security Documents; or

3.1.10	any other act, matter or thing (save for repayment in full of the Outstanding Indebtedness) which might otherwise constitute a legal or equitable discharge of any of the Guarantor’s obligations under this Deed.

4	Continuing Guarantee
4.1	This Deed shall be:
4.1.1	a continuing guarantee remaining in full force and effect until irrevocable payment in full has been received by the Trustee or the Agent on behalf of the Beneficiaries of each and every part and the ultimate balance of the Outstanding Indebtedness in accordance with the Loan Agreement and each other Security Document to which any of the Obligors or the Builder is a party; and

4.1.2	in addition to and not in substitution for or in derogation of any other security held by the Trustee, the Agent, any of the Lenders or the Hermes Agent from time to time in respect of the Outstanding Indebtedness or any part thereof.
4.2	Any satisfaction of obligations by the Guarantor to the Trustee or any discharge given by the Trustee to the Guarantor or any other agreement reached between the Trustee and the Guarantor in relation to this Deed shall be, and be deemed always to have been, void ab initio if any act satisfying any of the said obligations or on the faith of which any such discharge was given or any such agreement was entered into is subsequently avoided in whole or in part by or pursuant to any provision of any applicable law whatsoever.

4.3	This Deed shall remain the property of the Trustee and, notwithstanding that all monies and liabilities due or incurred by any of the Obligors or the Builder to the Trustee which are guaranteed hereunder shall have been paid or discharged, the Trustee shall be entitled not to discharge this Deed or any security held by the Trustee for the obligations of the Guarantor hereunder for such period as may in the reasonable opinion of the Trustee be necessary or appropriate under any applicable insolvency law after the last of such monies and liabilities have been paid or discharged and in the event of bankruptcy, winding-up or any similar proceedings being commenced in respect of any of the Obligors or the Builder, the Trustee shall be at liberty not to discharge this Deed or any security held by the Trustee for the obligations of the Guarantor hereunder for and during such further period as the Trustee may determine at its sole discretion.
5	Exclusion of the Guarantor’s Rights
5.1	Until the obligations of any Obligor or the Builder under the Loan Agreement and each other Security Document to which any Obligor or the Builder is a party have been fully performed, the Guarantor shall not:
5.1.1	be entitled to share in or succeed to or benefit from (by subrogation or otherwise) any rights which the Trustee may have in respect of the Outstanding Indebtedness or any security therefor or all or any of the proceeds of such rights or security; or

5.1.2	without the prior written consent of the Trustee:
(a)	exercise in respect of any amount paid by the Guarantor hereunder any right of indemnity, subrogation, contribution or any other right or remedy which it may have in respect thereof; or

(b)	claim payment of any other monies for the time being due to the Guarantor or to which it may become entitled or exercise or enforce or benefit from any other right, remedy or security in respect thereof; or

(c)	prove in a liquidation of any Obligor or the Builder in competition with the Trustee for any monies owing to the Guarantor by any other Obligor or the Builder on any account whatsoever,
PROVIDED ALWAYS that if the Guarantor, in breach of this Clause, receives or recovers any monies pursuant to any such exercise, claim or proof, such monies shall be held by the Guarantor as trustee upon trust for the Trustee to apply the same as if they were monies received or recovered by the Trustee under this Deed.
6	Payments
6.1	Each payment to be made by the Guarantor hereunder shall be made in immediately available funds in the currency in which such payment is due without set-off, counterclaim, deduction or retention of any kind by payment to such account of the Trustee with such bank or financial institution as the Trustee may from time to time notify to the Guarantor in writing.

If the Guarantor is required by law to make such a payment subject to the deduction or withholding of Taxes, in which case the sum payable by the Guarantor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Trustee receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made.

6.2	Without prejudice to the provisions of Clause 6.1, if any Lender or the Agent or the Trustee on the Lender’s behalf is required to make any payment on account of Tax (not being a tax imposed on the net income of its Office by the jurisdiction in which it is incorporated or in which its Office is located or any other tax existing and applicable on the date of this Deed under the laws of any jurisdiction) on or in relation to any sum received or receivable hereunder by such Lender or the Agent or the Trustee on the Lender’s behalf (including, without limitation, any sum received or receivable under this Clause 6) or any liability in respect of any such payment is asserted, imposed, levied or assessed against such Lender or the Agent or the Trustee on the Lender’s behalf, the Guarantor shall, upon demand of the Agent, indemnify such Lender or the Agent or the Trustee against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith, other than interest, penalties, and expenses:
6.2.1	that accrue during any periods of time beginning on the thirty first (31st) day (or such longer period as any Lender may reasonably require) following the day on which the Lender or the Agent or the Trustee, as applicable, has actual knowledge of the imposition or assertion of such Taxes or other Taxes; or

6.2.2	that are otherwise imposed or asserted on account of the bad faith or wilful neglect of such Lender or the Agent or the Trustee.
If any Lender proposes to make a claim under the provisions of this Clause 6.2 it shall certify to the Guarantor in reasonable detail within thirty (30) days (or such longer period as any Lender may reasonably require) after becoming aware of the event by reason of which it is entitled to make its claim or claims the basis of its claim or claims, such certificate to be conclusive, save for manifest error.

Without affecting the Guarantor’s obligations under Clause 6.1 and in consultation with the Agent, the affected Lender will then take all such reasonable steps as may be open to it to mitigate the effect of the event (for example (if then possible) by changing its Office or transferring some or all of its rights and obligations under the Loan Agreement to another financial institution reasonably acceptable to the Borrower, the Guarantor, the Hermes Agent and the Agent). The reasonable costs of mitigating the effect of any such change shall be borne by the Guarantor save where such costs are of an internal administrative nature and are not incurred in dealings by any Lender with third parties.

6.3	No person to which a Lender assigns part or all of its interest under this Deed pursuant to clause 17 of the Loan Agreement shall be entitled to receive any greater increase in payment under Clause 6.1 than the assigning Lender would have been entitled to receive with respect to the rights assigned unless such assignment shall have been made at a time when the circumstances giving rise to such greater payment did not exist and were not reasonably anticipated or reasonably foreseeable.

6.4	The certificate of the Trustee from time to time as to sums owed by any Obligor or the Builder under the Security Documents and sums owed by the Guarantor hereunder shall, save for manifest error, be conclusive and binding for all purposes and prima facie evidence of the existence and extent of such debts in any legal action or proceedings arising in connection herewith.

6.5	The provisions of Clause 7.3 of the Loan Agreement shall apply hereto (mutatis mutandis) as if set out in full herein.
7	Enforcement
7.1	The Trustee shall not be obliged before taking steps to enforce this Deed to take any action whatsoever against any of the Obligors, the Builder or Hermes under the Loan Agreement or any other Security Documents to which they are a party and the Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Trustee would otherwise first be required to satisfy or fulfil before proceeding or making demand against the Guarantor hereunder provided that the Trustee shall not be entitled to enforce its rights under this Deed otherwise than in circumstances which would constitute an Event of Default.
8	Representations and Warranties
8.1	The Guarantor represents and warrants to the Trustee that:

8.1.1	it is a limited liability exempt company, duly incorporated and validly existing under the laws of Bermuda, possessing perpetual corporate existence, the capacity to sue and be sued in its own name and the power to own its assets and carry on its business as it is now being conducted;

8.1.2	it has the power to enter into and perform this Deed and all necessary corporate or other action has been taken to authorise the entry into and performance of this Deed;

8.1.3	this Deed constitutes its legal, valid and binding obligations enforceable in accordance with its terms;

8.1.4	the entry into and performance of this Deed and the transactions contemplated hereby do not and will not be a breach of or conflict with:
(a)	any law or regulation or any official or judicial order; or

(b)	its constitutional documents; or

(c)	any agreement or document to which it is a party or which is binding upon it or any of its assets, nor result in the creation or imposition of any Encumbrance on any of its assets pursuant to the provisions of any such agreement or document;

8.1.5	no event has occurred and is continuing which constitutes a default under or in respect of any agreement or document to which the Guarantor is a party or by which it may be bound (including, inter alia, this Deed);

8.1.6	all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and the transactions contemplated hereby have been obtained or effected and are in full force and effect;

8.1.7	all information furnished by or on behalf of the Guarantor relating to the business and affairs of any member of the NCLC Group in connection with this Deed was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading;

8.1.8	the Guarantor has fully disclosed in writing to the Lenders through the Agent all facts relating to the NCLC Group which it knows or should reasonably know and which might reasonably be expected to influence the Lenders in deciding whether or not to enter into the Loan Agreement;

8.1.9	the Accounts for the financial year ended 31 December 2004 (which accounts will be prepared in accordance with GAAP) will fairly represent the consolidated financial condition of the NCLC Group as at 31 December 2004 and from that date there will be no material adverse change in the consolidated financial condition of the NCLC Group as shown in such audited accounts save as disclosed in writing to the Agent

(in this Clause 8.1.9 “NCLC Group” shall have the meaning ascribed to it in Clause 11.4);

8.1.10	the claims of the Trustee against the Guarantor under this Deed will rank at least pari passu with the claims of all other unsecured creditors of the Guarantor other than claims of such creditors to the extent that the same are statutorily preferred;

8.1.11	subject to Clause 10.6, no member of the NCLC Group has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of the Guarantor’s knowledge and belief) threatened against any member of the NCLC Group for its winding-up or dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of it or any or all of its assets or revenues nor has any member of the NCLC Group sought any other relief under any applicable insolvency or bankruptcy law;

8.1.12	no litigation, arbitration or administrative proceedings are current or pending or (to the best of the Guarantor’s knowledge and belief) threatened, which might, if adversely determined, have a material adverse effect on the business, assets or financial condition of the Guarantor or any other member of the NCLC Group;

8.1.13	each member of the NCLC Group has complied with all taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it; no material claims are being asserted against any member of the NCLC Group with respect to Taxes which might, if such claims were successful, have a material adverse effect on its business, assets or financial condition;

8.1.14	neither the Guarantor nor any of its assets enjoys any right of immunity from set-off, suit or execution in respect of its obligations under this Deed;

8.1.15	all amounts payable by the Guarantor hereunder may be made free and clear of and without deduction for or on account of any Taxes;

8.1.16	the Shares and all the shares in the Manager are legally and beneficially owned by the Shareholder, all the shares in the Sub-Agent are legally and beneficially owned by NCL International, all the shares in the Shareholder are legally and beneficially owned by Arrasas and all the shares in Arrasas are legally and beneficially owned by the Guarantor and such structure shall remain so throughout the Security Period. Further, no Event of Default has occurred under Clause 11.2 in respect of the ownership and/or control of the shares in the Guarantor;

8.1.17	the Guarantor does not have a place of business in any jurisdiction which would require this Deed to be filed or registered (if it had a place of business in that jurisdiction) to ensure the validity of this Deed; and

8.1.18	it has reviewed and agrees to all the terms and conditions of the Loan Agreement and each other Security Document to which any Obligor or the Builder is a party.

8.2	The representations and warranties set out in Clause 8.1 other than those set out in Clauses 8.1.4(a), 8.1.8, 8.1.15 and 8.1.18 shall survive the execution of this Deed and shall be deemed to be repeated, with reference mutatis mutandis to the facts and circumstances then subsisting, on each day until the actual and contingent obligations of each Obligor or the Builder have been performed in full.
9	General Undertakings: Positive Covenants
9.1	The undertakings contained in this Clause 9 shall remain in full force from the date of this Deed until the end of the Security Period.

9.2	The Guarantor will provide to the Agent:
9.2.1	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each of its financial years) a Certified Copy of its Accounts (commencing with the audited accounts made up to 31 December 2004);

9.2.2	as soon as practicable (and in any event within sixty (60) days after the close of each quarter of each financial year) a Certified Copy of the unaudited consolidated accounts of the NCLC Group for that quarter (commencing with the unaudited accounts made up to 31 March 2004);

9.2.3	as soon as practicable (and in any event within one hundred and twenty (120) days after the close of each financial year), beginning with the year ending 31 December 2004, annual cash flow projections on a consolidated basis of the NCLC Group showing on a monthly basis advance ticket sales (for at least twelve (12) months following the date of such statement) for the NCLC Group;

9.2.4	as soon as practicable (and in any event not later than 31 January of each financial year):
(a)	a budget for the NCLC Group for such new financial year including a twelve (12) month liquidity budget for such new financial year; and

(b)	updated financial projections of the NCLC Group for at least the next five (5) years (including an income statement and projected results for the operation of the vessels owned and/or operated by any member of the NCLC Group) and an outline of the assumptions supporting such budget and financial projections including but without limitation any scheduled drydockings;
9.2.5	from time to time (but at intervals no more frequently than annually at the Guarantor’s expense unless an Event of Default has occurred and is continuing) within fifteen (15) days of receiving any request to that effect from the Agent, a valuation of each of the vessels in the NCLC Fleet obtained in accordance with the provisions of clause 10.18 of the Loan Agreement;

9.2.6	as soon as practicable (and in any event within sixty (60) days after the close of each of the first three (3) quarters of its financial year and within one hundred and twenty (120) days after the close of each financial year) a statement signed by the NCLC Group’s chief financial officer in the form of Schedule 1 (commencing with the first quarter of the financial year ending 31 December 2004);

9.2.7	promptly, such further information in its possession or control regarding its financial condition and operations and those of any company in the NCLC Group as the Agent may request

9.2.8	details of any material litigation, arbitration or administrative proceedings which affect any Obligor as soon as the same are instituted and served, or, to the knowledge of the Guarantor, threatened (and for this purpose proceedings shall be deemed to be material if they involve a claim in an amount exceeding twenty five million Dollars (USD25,000,000) or the equivalent in another currency); and

9.2.9	promptly, such information as the Agent may request regarding the Bonds, either before their issue or during their lifetime.
All accounts required under this Clause 9.2 shall be prepared in accordance with GAAP and shall fairly represent the financial condition of the relevant company. In this Clause 9.2 “NCLC Group” shall have the meaning ascribed to it in Clause 11.4.

9.3	The Guarantor will keep proper books of record and account in which proper and correct entries shall be made of all financial transactions and the assets, liabilities and business of the Guarantor in accordance with GAAP.

9.4	The Guarantor will notify the Trustee and the Agent of any Event of Default or forthwith upon the Guarantor becoming aware of the occurrence thereof.

9.5	The Guarantor will procure that all such authorisations, approvals, consents, licences and exemptions as may be required under any applicable law or regulation to enable it to perform its obligations under, and ensure the validity or enforceability of, this Deed are obtained and promptly renewed from time to time and will promptly furnish certified copies thereof to the Agent and will procure that the terms of the same are complied with at all times.

9.6	The Guarantor will do all such things as are necessary to maintain its corporate existence in good standing and will ensure that it has the right and is duly qualified to conduct its business as it is conducted in all applicable jurisdictions and will obtain and maintain all franchises and rights necessary for the conduct of its business.

9.7	Forthwith upon the execution of this Deed, and as a condition precedent to the Lenders entering into the Loan Agreement, the Guarantor shall deliver to the Agent a letter addressed to the Agent irrevocably and unconditionally authorising and instructing the Agent forthwith to execute on behalf of the Guarantor each Transfer Certificate delivered to the Agent pursuant to clause 17 of the Loan Agreement, such letter to be in substantially the form of Schedule 2.

10	General Undertakings: Negative Covenants
10.1	The undertakings contained in this Clause 10 shall remain in full force from the date of this Deed until the end of the Security Period.

10.2	Except with the prior written consent of the Agent, the Guarantor will not, and will procure that no other member of the NCLC Group will, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, agree to or actually sell, assign, abandon or otherwise transfer or dispose of all or any of its assets or any share or interest therein except that:
10.2.1	the Borrower may agree to sell the Vessel on the condition that contemporaneously with the completion of the sale the Loan is prepaid in accordance with the provisions of clause 4.6 of the Loan Agreement;

10.2.2	the Borrower may let the Vessel on charter in accordance with the provisions of clause 10 of the Loan Agreement;

10.2.3	disposals may be made in the ordinary course of trading of the disposing entity (excluding disposal of ships) including without limitation, the payment of cash as consideration for the purchase or acquisition of any asset or service or in the discharge of any obligation incurred for value in the ordinary course of trading;

10.2.4	disposals of cash raised or borrowed may be made for the purposes for which such cash was raised or borrowed;

10.2.5	disposals of assets in exchange for other assets comparable or superior as to type and value may be made;

10.2.6	a vessel owned by any member of the NCLC Group (other than the Borrower) may be sold provided such sale is on a willing seller willing buyer basis at or about market rate and at arm’s length subject always to the provisions of any loan documentation for the financing of such vessel and NCLL may, following the sale of its shares by Arrasas to IOL, a wholly owned Subsidiary of Star, transfer to other wholly owned Subsidiaries of Star its vessels “NORWEGIAN WIND”, “NORWEGIAN DREAM”, “NORWEGIAN SEA”, “NORWEGIAN MAJESTY”, “NORWEGIAN CROWN” and “MARCO POLO” (the “Six Vessels”) for their transfer values as set out in schedule 8 to the Loan Agreement and sell m.v. “NORWAY” to a third party and, prior to the sale of its shares as aforesaid, transfer its vessel “NORWEGIAN SKY” to Pride of Aloha, Inc., a wholly owned Subsidiary of the Shareholder;

10.2.7	the Shareholder may assign, pledge or charge the Shares as security for the obligations of the Borrower under the Loan Agreement;

10.2.8	Arrasas may transfer its shares in NCLL to IOL and Star may transfer its shares in Arrasas to the Guarantor; and

10.2.9	disposals of assets constituting Apollo-Related Transactions may be made.

10.3	Except with the prior written consent of the Agent, the Guarantor will not, and will procure that no other member of the NCLC Group will, make any loan or advance or extend credit to any person, firm or corporation (except any loan, advance or credit made available to passengers on board a vessel for gambling purposes or to ship’s agents and except any loan, advance or credit to the Guarantor or a wholly-owned Subsidiary of the Guarantor, which loan, advance or credit is fully subordinated to the rights of the Beneficiaries under the Security Documents).

10.4	The Guarantor will procure that none of the owners or prospective owners of mortgaged vessels in the NCLC Fleet will issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation, otherwise than in the ordinary course of its business as owner of its vessel. Subject to the above provision of this Clause 10.4, the Guarantor and any member of the NCLC Group may issue or enter into any guarantee or indemnity or otherwise become directly or contingently liable for the obligations of any other person, firm or corporation PROVIDED THAT any such liability does not imperil the security created by any of the Security Documents or affect the ability of any Obligor duly to perform any of its obligations under any Security Document to which it is or may be a party at any time, in each case in the opinion of the Agent.

10.5	Except with the prior written consent of the Agent and Hermes, the Guarantor will not, and will procure that no other member of the NCLC Group will, make or threaten to make any substantial change in its business as presently conducted, or carry on any other business which is substantial in relation to its business as presently conducted so as to affect, in the opinion of the Agent and Hermes, the ability of the Guarantor or any other Obligor to perform its obligations under the Security Documents to which it is a party PROVIDED THAT any new leisure or hospitality venture embarked upon by any member of the NCLC Group (other than the Borrower) shall not constitute a substantial change in its business and PROVIDED FURTHER THAT any change of or discontinuation in the business activities of any Obligor in accordance with the Apollo-Related Transactions, or any other change or discontinuation that does not imperil the security created by any of the Security Documents or affect the ability of any Obligor duly to perform any of its obligations under any Security Document to which it is or may be a party from time to time, in each case in the opinion of the Agent and Hermes, shall be permitted.

10.6	Except with the prior consent of the Agent and Hermes, the Guarantor will not enter into any amalgamation, restructure, substantial reorganisation, merger, de-merger or consolidation or anything analogous to the foregoing and will procure that no company in the NCLC Group (other than the Shareholder or NCL International) shall do so. However, the prior consent of the Agent shall not be required in respect of:
10.6.1	any amalgamation, voluntary cessation of business, consolidation, voluntary dissolution, solvent liquidation, merger, de-merger, voluntary termination of existence, solvent winding up, restructure which, for the avoidance of doubt, may include the creation of new Subsidiaries, pursuant to the Apollo-Related Transactions; or

10.6.2	any amalgamation, voluntary cessation of business, consolidation, voluntary dissolution, solvent liquidation, merger, de-merger, voluntary termination of existence, solvent winding up, restructure or acquisition involving wholly owned (whether directly or indirectly) Subsidiaries of the Guarantor only, including the creation of new Subsidiaries, which does not imperil the security created by any of the Security Documents or affect the ability of any Obligor duly to perform any of its obligations under any Security Document to which it may be a party at any time,
PROVIDED THAT, except in relation to Apollo-Related Transactions, the Guarantor has first consulted with the Agent with regard to the proposed consolidation, reorganisation, restructure or acquisition and provides evidence satisfactory to the Agent that the Guarantor will be in compliance with the financial undertakings contained in Clause 11 after any such reorganisation or restructure.

Further, no member of the NCLC Group will acquire any equity, share capital or any obligations of a corporation or other entity unless the business of that corporation or other entity is in the leisure or hospitality sectors.

For the avoidance of doubt, the acquisition by a member of the NCLC Group of any shares in any company or corporation shall not in itself constitute a merger or consolidation with such company or corporation for the purpose of this Clause 10.6 provided that the Agent is satisfied the Guarantor will be in compliance with the financial undertakings contained in Clause 11 after any such merger or consolidation.
In this Clause 10.6, “NCLC Group” shall exclude the Borrower.

10.7	Except with the prior written consent of the Agent, the Guarantor will not alter its financial year end.

10.8	The Guarantor has not taken and shall not take from any other Obligor or the Builder any security or counter-security in respect of any of its obligations under this Deed PROVIDED ALWAYS that if the Guarantor, in breach of this Clause, takes any security or counter-security as aforesaid, such security shall be held by the Guarantor as trustee upon trust for the Trustee.
11	Financial Undertakings and Ownership and Control of the Guarantor
11.1	The Guarantor will ensure that:
11.1.1	at all times the minimum Free Liquidity will be not less than fifty million Dollars (USD50,000,000);

11.1.2	either:
(a)	as at 30 September 2005 and as at the end of each subsequent financial quarter the ratio of Consolidated EBITDA to Consolidated Debt Service for the NCLC Group, computed for the period of the four (4) consecutive financial quarters ending at the end of the relevant financial quarter, shall not be less than one point two five (1.25) to one (1.0); or

(b)	at all times during the period of twelve (12) months ending as at the end of the relevant financial quarter the NCLC Group has maintained a minimum Free Liquidity in an amount which is not less than one hundred million Dollars (USD100,000,000); and
11.1.3	as at 30 September 2006 and as at the end of each subsequent financial quarter, the ratio of Total Net Funded Debt to Total Capitalisation of the NCLC Group shall not exceed nought point seven (0.7) to one (1.0).

Amounts available for drawing under any revolving or other credit facilities of the NCLC Group which remain undrawn at the time of the relevant calculation shall not be counted as cash or indebtedness for the purposes of this ratio.
11.2	It will be an Event of Default if:
11.2.1	at any time when the ordinary share capital of the Guarantor is not publicly listed on an Approved Stock Exchange or at any time when a dividend is to be paid to the existing shareholders of the Guarantor by way of a share issue pursuant to a public offering on an Approved Stock Exchange, the Lim Family (together or individually) and Apollo in the aggregate, do not, directly or indirectly, control the Guarantor and beneficially own, directly or indirectly, at least fifty one per cent (51%) of the issued share capital of, and equity interest in, the Guarantor; or

11.2.2	at any time following the listing of the ordinary share capital of the Guarantor on an Approved Stock Exchange:
(i)	any Third Party:
(A)	owns legally and/or beneficially and either directly or indirectly at least thirty three per cent (33%) of the ordinary share capital of the Guarantor; or

(B)	has the right or the ability to control either directly or indirectly the affairs of or the composition of the majority of the board of directors (or equivalent) of the Guarantor, and, at the same time as any of the events described in paragraphs (A) or (B) of this Clause have occurred and are continuing, the Lim Family (together or individually) and Apollo in the aggregate do not, directly or indirectly, beneficially own at least fifty one per cent (51%) of the issued share capital of, and equity interest in, the Guarantor; or

(ii)	the Guarantor ceases to be a listed company on an Approved Stock Exchange without the prior written consent of the Agent,
(and, for the purpose of this Clause 11.2 “control” of any company, limited partnership or other legal entity (a “body corporate”) by a member of the Lim Family and Apollo means that one (1) or more members of the Lim Family or Apollo in the aggregate has, directly or indirectly, the power to direct the management and policies of such a body corporate, whether through the ownership of more than fifty per cent (50%) of the issued voting capital of that body corporate or by contract, trust or other arrangement).

11.3	During any financial year of the Guarantor:
11.3.1	until the date on which the Guarantor becomes a listed company on an Approved Stock Exchange (on which date the restriction contained in this Clause 11.3.1 shall cease to apply), the Guarantor shall not and shall procure that no other member of the NCLC Group shall, pay any dividends or make any other distributions in respect of its share capital to any person or make any repayments of capital or payments of interest in respect of Financial Indebtedness of an Affiliate of the Guarantor other than payments, distributions or dividends:
(a)	constituting Apollo-Related Transactions;

(b)	by the Guarantor which, in any financial year of the Guarantor ending on or after 31 December 2007, do not exceed fifty per cent (50%) of the aggregate of:
(i)	Consolidated Net Income (if positive) of the NCLC Group for such financial year; and

(ii)	that portion of Consolidated Net Income (if positive) of the NCLC Group in respect of each previous financial year of the Guarantor ending on or after 31 December 2007, retained by the Guarantor and not previously applied pursuant to this Clause 11.3.1(b), provided that the Guarantor shall specify in a written notice to the Agent a calculation (in reasonable detail) of the amount of the current and retained Consolidated Net Income immediately prior to such payment, distribution or dividend and the amount thereof elected to be so applied;
(c)	to another member of the NCLC Group;

(d)	in respect of the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated tax returns for the relevant jurisdiction of any member of the NCLC Group or holder of the Guarantor’s share capital attributable to any member of the NCLC Group; or

(e)	by the Guarantor which are used to purchase or redeem the share capital of the Guarantor (including related stock appreciation rights or similar securities) held by then present or future directors, consultants, officers or employees of the Guarantor or any other member of the NCLC Group or by any employee pension benefit plan upon such person’s death, disability, retirement, or termination of employment or under the terms of any such employee pension benefit plan or any other agreement under which such shares of stock or related rights were issued; PROVIDED THAT the aggregate amount of such purchases or redemptions under this paragraph (e) shall not exceed in any fiscal year [*] (plus the amount of net proceeds contributed to the Guarantor that were (x) received by the Guarantor during such calendar year from sales of equity interests of the Guarantor to directors, consultants, officers or employees of the Guarantor or any other member of the NCLC Group in connection with permitted employee compensation and incentive arrangements and (y) from any key-man life insurance policies received during such calendar year), which, if not used in any year, may be carried forward to any subsequent calendar year,
PROVIDED HOWEVER THAT (whether before or after the Guarantor becomes a listed company on an Approved Stock Exchange) the NCLC Group shall not be entitled to pay any dividend or make any distribution in respect of any of its share capital if an Event of Default has occurred and is continuing or would occur as a result of the payment of such dividend or the making of such distribution and the Guarantor shall provide the Agent with a certificate signed by the chief financial officer of the NCLC Group confirming that no Event of Default has occurred and is continuing or would occur as a result of the payment of a dividend or the making of a distribution before the dividend is paid or the distribution is made; and

11.3.2	the Guarantor will procure that any dividends or other distributions and interest paid or payable in connection with such dividends or other distributions will be received promptly by the Guarantor directly or indirectly from the Borrower’s shareholder(s) (if such shareholder is not the Guarantor) by way of dividend.
11.4	In Clause 11.1, Clause 11.2, Clause 11.3 and Schedule 1:
11.4.1	“Affiliate” means, with respect to any person, any other person controlling, controlled by or under common control with, such person and for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to vote ten per cent (10%) or more of the securities having voting power for the election of directors of such person, or otherwise to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities or by contract or otherwise;

11.4.2	“Approved Stock Exchange” means the New York Stock Exchange, NASDAQ or such other stock exchange in the United States of America as is approved in writing by the Agent;

11.4.3	“Cash Balance” means, at any date of determination, the unencumbered and otherwise unrestricted cash and cash equivalents of the NCLC Group;

11.4.4	“Consolidated Debt Service” means, for any relevant period, the sum (without double counting), determined in accordance with GAAP, of:

(a)	the aggregate principal payable or paid during such period on any Indebtedness for Borrowed Money of any member of the NCLC Group, other than:
(i)	principal of any such Indebtedness for Borrowed Money prepaid at the option of the relevant member of the NCLC Group;

(ii)	principal of any such Indebtedness for Borrowed Money prepaid upon the sale or Total Loss of any vessel owned or leased under a capital lease by any member of the NCLC Group or under an Apollo-Related Transaction; and

(iii)	balloon payments of any such Indebtedness for Borrowed Money payable during such period (and for the purpose of this paragraph (iii) a “balloon payment” shall not include any scheduled repayment instalment of such Indebtedness for Borrowed Money which forms part of the balloon) or under an Apollo-Related Transaction;
(b)	Consolidated Interest Expense for such period;

(c)	the aggregate amount of any dividend or distribution of present or future assets, undertakings, rights or revenues to any shareholder of any member of the NCLC Group (other than the Guarantor or one of its wholly owned Subsidiaries) or any distribution in respect of share capital during such period (“Distributions”) other than the Distributions described in Clauses 11.3.1(a) and (d); and

(d)	all rent under any capital lease obligations by which the Guarantor or any consolidated Subsidiary is bound which are payable or paid during such period and the portion of any debt discount that must be amortised in such period, as calculated in accordance with GAAP and derived from the then latest unaudited consolidated accounts of the NCLC Group delivered to the Agent in the case of any period ending at the end of any of the first three (3) financial quarters of each financial year of the Guarantor and the then latest Accounts delivered to the Agent in the case of the final quarter of each such financial year;

11.4.5	“Consolidated EBITDA” means, for any relevant period, the aggregate of:
(a)	Consolidated Net Income from the Guarantor’s operations for such period;

(b)	the aggregate amounts deducted in determining Consolidated Net Income for such period in respect of gains and losses from the sale of assets or reserves relating thereto, Consolidated Interest Expense, depreciation and amortisation, impairment charges and any other non-cash charges and deferred income tax expense for such period;
11.4.6	“Consolidated Interest Expense” means, for any relevant period, the consolidated interest expense (excluding capitalised interest) of the NCLC Group for such period;

11.4.7	“Consolidated Net Income” means, for any relevant period, the consolidated net income (or loss) of the NCLC Group for such period as determined in accordance with GAAP;

11.4.8	“Free Liquidity” means, at any date of determination, the aggregate of the Cash Balance and any amounts freely available for drawing under any revolving or other credit facilities of the NCLC Group, which remain undrawn, could be drawn for general working capital purposes or other general corporate purposes and would not, if drawn, be repayable within six (6) months;

11.4.9	“Lim Family” means:
(a)	the late Tan Sri Lim Goh Tong;

(b)	his spouse;

(c)	his direct lineal descendants;

(d)	the personal estate of any of the above persons; and

(e)	any trust created for the benefit of one or more of the above persons and their estates;
11.4.10	“NCLC Group” means, for the purposes of this Clause 11, the Guarantor, its Subsidiaries and any other entity which is required to be consolidated in the Guarantor’s accounts in accordance with GAAP;

11.4.11	“Third Party” means any person or group of persons acting in concert (as the expression “acting in concert” is defined in the City Code on Take-overs and Mergers) who or which is not a member of the Lim Family or Apollo;

11.4.12	“Total Capitalisation” means, at any date of determination, Total Net Funded Debt plus the consolidated stockholders’ equity of the NCLC Group at such date determined in accordance with GAAP and derived from the then latest unaudited and consolidated accounts of the NCLC Group delivered to the Agent in the case of the first three (3) quarters of each financial year and the then latest Accounts delivered to the Agent in the case of the final quarter of each financial year; and

11.4.13	“Total Net Funded Debt” means, as at any relevant date:
(a)	Indebtedness for Borrowed Money of the NCLC Group; and

(b)	the amount of any Indebtedness for Borrowed Money of any person which is not a member of the NCLC Group but which is guaranteed by a member of the NCLC Group as at such date;
less an amount equal to any Cash Balance as at such date.
11.5	Save as specified in Clause 11.1.2, the ratios referred to in Clause 11.1 will be measured on a quarterly basis by reference to the consolidated accounts of the NCLC Group.
12	Issue of the Bonds
12.1	On behalf of the Lenders the Trustee hereby consents to the issue of the Bonds at any time after the date hereof PROVIDED THAT any claims of the holders of the Bonds against the Guarantor will not rank prior to the claims of all other unsecured creditors of the Guarantor and in particular the Lenders (other than claims of such creditors to the extent that they are statutorily preferred).
13	Discharge
13.1	Subject to Clause 4.3, following the irrevocable repayment or payment to the Trustee or the Agent on behalf of the Beneficiaries of all the Outstanding Indebtedness the Trustee will at the Guarantor’s request return this Deed to the Guarantor and shall, at the request and cost of the Guarantor, transfer to the Guarantor such rights as the Trustee may at such time have in the security for the Outstanding Indebtedness and to the proceeds of any such rights or security.
14	Assignment and Transfer
14.1	This Deed shall be binding upon and enure to the benefit of the Trustee and its successors and assigns.

14.2	The Guarantor shall not be entitled to assign or transfer all or any part of its rights, benefits or obligations under this Deed.

14.3	The Trustee may transfer its rights hereunder to any person to whom its rights and obligations under the Agency and Trust Deed are transferred in accordance with the Agency and Trust Deed.

14.4	Any Beneficiary may disclose to any actual or potential assignee or Transferee or to any person who may otherwise enter or propose to enter into contractual relations with such Beneficiary in relation to the Loan Agreement and this Deed any information about the Obligors and the NCLC Group as such Beneficiary shall reasonably consider necessary for the purposes of inviting expressions of interest from other banks or financial institutions SUBJECT ALWAYS to the relevant Beneficiary procuring the execution by the potential assignee or Transferee or any other person as aforesaid of a Confidentiality Undertaking.

14.5	A person (including any body of persons) who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

15	Miscellaneous Provisions
15.1	No failure to exercise and no delay in exercising on the part of the Trustee or any of the other Beneficiaries any right or remedy under this Deed or under any other of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver by the Trustee or any of the other Beneficiaries shall be effective unless it is in writing.

15.2	The rights and remedies of the Beneficiaries provided herein and in the other Security Documents are cumulative and not exclusive of any rights or remedies provided by law.

15.3	If any provision of this Deed or the Loan Agreement or any other Security Document to which any Obligor or the Builder is a party is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or thereof or affect the validity or enforceability of such provision in any other jurisdiction.

15.4	Time is of the essence in respect of all of the obligations of the Guarantor under this Deed.
16	Waiver of Immunity
16.1	The Guarantor irrevocably and unconditionally:
16.1.1	waives any right of immunity which it or its assets now has or may hereafter acquire in relation to any legal proceedings (including, but without limitation, actions in rem and/or in personam) brought against it or its assets by the Trustee in relation to this Deed; and

16.1.2	consents generally in respect of any such proceedings to the giving of any relief including, without limitation, the issue of any process in connection with such proceedings and the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such proceedings.
17	Notices
17.1	Each notice, demand or other communication to be made under this Deed shall be made in writing which, unless otherwise stated, includes telefax.

17.2	Any notice, demand or other communication (unless made by telefax) to be made or delivered by the Trustee to the Guarantor pursuant to this Deed shall (unless the Guarantor has by fifteen (15) days’ written notice to the Trustee specified another address) be made or delivered to the Guarantor at 7665 Corporate Center Drive, Miami, Florida 33126, United States of America marked for the attention of the Chief Financial Officer (telefax no. +1 305 436 4140) and the Legal Department (telefax no. +1 305 436 4117) (but one (1) copy shall suffice) with a copy to the Investors c/o Apollo Management, LP, 9 West 57th Street, 43rd Floor, New York, NY 10019, United States of America marked for the attention of Mr Steven Martinez (telefax no. +1 212 515 3288) and shall be deemed to have been made or delivered (in the case of any telefax) when transmission of such telefax communication has been completed or (in the case of any letter) when delivered to the aforesaid address or (as the case may be) five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address PROVIDED THAT if the copy of any notice, demand or other communication is not received by the Investors it shall not affect the deemed making or delivery of the notice, demand or other communication. Any notice, demand or other communication to be made or delivered by the Guarantor to the Trustee or the Agent pursuant to this Deed shall (unless the Trustee or the Agent (as the case may be) has by fifteen (15) days’ written notice to the Guarantor specified another address) be made or delivered to the Trustee or the Agent at its office for the time being which is at present HSBC Bank plc, Project and Export Finance, 8 Canada Square, London E14 5HQ, England marked for the attention of Mr Alan Marshall (telefax no. +44 (0)20 7992 4428) and shall be deemed to have been made or delivered (in the case of any telefax) when transmission of such telefax communication has been completed or (in the case of any letter) when delivered to the aforesaid address or (as the case may be) five (5) days after being deposited in the post first class postage prepaid in an envelope addressed to it at that address.

17.3	Each notice, demand or other communication made or delivered by one (1) party to the other pursuant to this Deed shall be in the English language or accompanied by a certified English translation.
18	Governing Law
18.1	This Deed shall be governed by and construed in accordance with English law.
19	Jurisdiction
19.1	For the exclusive benefit of the Trustee, the Guarantor agrees that any legal action or proceeding arising out of this Deed may be brought in the High Court of Justice in England and irrevocably submits to the jurisdiction of that court. The submission by the Guarantor to such jurisdiction shall not limit the right of the Trustee to commence any proceedings arising out of this Deed in whatsoever jurisdiction it may choose, nor shall the commencement of any such legal action or proceeding in one (1) jurisdiction preclude the Trustee from beginning any further or other such legal action or proceeding in the same or any other jurisdiction.

19.2	The Guarantor appoints in the case of the courts of England the Process Agent to receive, for and on its behalf, service of process in England of any legal proceedings with respect to this Deed.
IN WITNESS whereof this Deed of Guarantee and Indemnity has been executed by the parties hereto on the day first written above.

SIGNED SEALED and DELIVERED as a DEED	)
for and on behalf of	)
NCL CORPORATION LTD.	)
acting by	)
its duly appointed attorney-in-fact	)
in the presence of:	)

SIGNED SEALED and DELIVERED as a DEED	)
for and on behalf of	)
HSBC BANK PLC	)
acting by	)
its duly appointed attorney-in-fact	)
in the presence of:	)

Schedule 1
Quarterly Statement of Financial Covenants

Schedule
Statement of Financial Covenants as of [            ] 20[       ] (in USD’000)

Schedule 2
Letter of Instruction